                              POST PROPERTIES, INC.
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

                                              Three Months
                                             Ended March 31,                       Year Ended December 31,
                                             ---------------    -----------------------------------------------------------------
                                                  2002            2001         2000          1999           1998           1997
                                             ---------------    --------     --------      --------       -------        --------
Pre-tax income (loss) from
continuing operations                           $ 22,553(1)     $ 86,927(1)  $100,520(1)   $104,975(1)   $ 88,950(1)     $ 54,947(1)
Minority interest in the income of
subsidiary with fixed charges                      4,095          15,803       17,291        14,449        11,511          11,131
                                                --------        --------     --------      --------      --------        --------
                                                  26,648         102,730      117,811       119,424       100,461          66,078
                                                --------        --------     --------      --------      --------        --------

Fixed Charges:
    Interest incurred and amortization
      of debt discount and premium on
      all indebtedness                            19,515          82,032       77,365        56,105        48,189          35,205
    Rentals - 33.34% (2)                             564           2,801        2,835         2,385         2,220           1,686
    Preferred dividends required of
    consolidated subsidiaries                      1,400           5,600        5,600         1,851
                                                --------        --------     --------      --------      --------        --------
        Total fixed charges                       21,479          90,433       85,800        60,341        50,409          36,891
                                                --------        --------     --------      --------      --------        --------

Earnings before income taxes,
    minority interest and fixed charges           48,127         193,163      203,611       179,765       150,870         102,969
Adjustment for capitalized interest               (4,433)        (22,124)     (25,426)      (21,417)      (15,707)         (9,567)
    Preferred dividends required of
    consolidated subsidiaries                     (1,400)         (5,600)      (5,600)       (1,851)
                                                --------        --------     --------      --------------------------------------
       Total earnings                           $ 42,294        $165,439     $172,585      $156,497     $ 135,163        $ 93,402
                                                ========        ========     ========      ======================================

RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS (3)                        1.7             1.6          1.8           2.2           2.2             2.2
                                                ========        ========     ========      ========     =========        ========

(1) Included in the pre-tax income from continuing operations for 2002, 2001, 2000, 1999, and 1997 were non-recurring gains/(losses) of $13,373, $23,942, $3,208, ($1,522) and $3,270, respectively, relating to the sale of real estate assets as disclosed in the Company's consolidated financial statements. If such sales had not occurred, the ratio of earnings to fixed charges would have been 1.2, 1.4, 1.7, 2.2 and, 2.2 for 2002, 2001, 2000, 1999 and 1997, respectively.
(2) The interest factor of rental expense is calculated as one-third of rental expense for all leases except for two leases for which the interest factor is calculated as 100% of rental expense. The Company believes these represent appropriate interest factors.
(3) Calculated as total earnings divided by the sum of total fixed charges plus dividends to preferred stockholders.

                           POST APARTMENT HOMES, L.P.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                         THREE MONTHS
                                        ENDED MARCH 31,                          YEAR ENDED DECEMBER 31,
                                        ---------------  ------------------------------------------------------------------------
                                             2002            2001           2000            1999            1998          1997
                                        ---------------  -----------     -----------     -----------     ---------    -----------

Pre-tax income (loss) from
continuing operations                     $ 26,648(1)    $ 102,637(1)    $ 117,811(1)    $ 119,424(1)    $ 100,461    $  66,078(1)

Fixed Charges:
    Interest incurred and amortization
      of debt discount and premium on
      all indebtedness                      19,515          82,032          77,365          56,105          48,189       35,205
    Rentals - 33.34% (2)                       564           2,801           2,835           2,385           2,220        1,686
                                          --------       ---------       ---------       ---------       ---------    ---------
        Total fixed charges                 20,079          84,833          80,200          58,490          50,409       36,891
                                          --------       ---------       ---------       ---------       ---------    ----------

Earnings before income taxes,
    minority interest and fixed charges     46,727         187,470         198,011         177,914         150,870      102,969
Adjustment for capitalized interest         (4,433)        (22,124)        (25,426)        (21,417)        (15,707)      (9,567)
                                          --------       ---------       ---------       ---------       ---------    ---------
       Total earnings                     $ 42,294       $ 165,346       $ 172,585       $ 156,497       $ 135,163    $  93,402
                                          ========       =========       =========       =========       =========    =========
RATIO OF EARNINGS TO FIXED CHARGES             2.1             1.9             2.2             2.7             2.7          2.5
                                          ========       =========       =========       =========       =========    =========

(1) Included in the pre-tax income from continuing operations for 2002, 2001, 2000, 1999 and 1997 were non-recurring gains/(losses) of $13,275, 23,942, $3,208, ($1,522) and 3,270, respectively, relating to the sale of real estate assets as disclosed in the Company's consolidated financial statements. If such sales had not occurred, the ratio of earnings to fixed charges would have been 1.4, 1.7, 2.1, 2.7 and 2.4, for 2002, 2001, 2000, 1999 and 1997, respectively.

(2) The interest factor of rental expense is calculated as one-third of rental expense for all leases except for two leases for which the interest factor is calculated as 100% of rental expense. The Company believes these represent appropriate interest factors.